Exhibit 10.4

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350-9784

March 9, 2012

Re:	Amended and Restated Support Agreement (this “Agreement”) regarding the exchange of Hutchinson Technology Incorporated’s 3.25% Convertible Subordinated Notes due 2026 (the “Notes”) for new 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”)

Ladies and Gentlemen:

This Agreement amends and restates the support agreement dated January 12, 2012, in its entirety and is made effective as of March 9, 2012. Reference is hereby made to the term sheet attached hereto as Exhibit A (the “Term Sheet”) which contemplates an exchange and tender offer (the “Exchange and Tender Offer”) by the Company for all of the Notes and certain of the Company’s 8.50% Convertible Senior Notes due 2026 (the “8.50% Notes”), together with a private placement (the “Private Placement “) up to $40 million of New Notes and detachable warrants (the “Detachable Warrants”) issued by the Company, all on the terms contemplated in the Term Sheet (except with respect to the Private Placement, which shall be on terms contemplated in the term sheet attached hereto as Exhibit E (the “Private Placement Term Sheet”)) (notwithstanding the non-binding nature of the Term Sheet and the Private Placement Term Sheet) and this Agreement. The New Notes will be identical (other than that they will be issued on a private placement instead of a registered basis) to the 8.50% notes due January 15, 2017 being issued in the Exchange and Tender Offer for holder’s exchanging their Notes.

By execution and delivery of this Agreement, we hereby agree as follows:

1. Participation in the Exchange and Tender Offer and Private Placement.

Unless mutually agreed by the Company and the holder named on the signature pages hereto (the “Holder”), all of the terms and conditions of the Exchange and Tender Offer, and any and all other Transaction Documents (as defined below) relating thereto shall be consistent with the terms and conditions set forth in the Term Sheet (notwithstanding the non-binding nature of the Term Sheet) and this Agreement, and, in each case, shall be reasonably acceptable to the

Holder (as defined below) and the Company. Subject to the immediately preceding sentence, upon the terms and subject to the conditions set forth in the Term Sheet, this Agreement and such other mutually acceptable terms provided in the Exchange and Tender Offer and the documents related thereto, in consideration of the promises and mutual covenants and agreements herein contained, the Holder hereby agrees to exchange pursuant to the terms and conditions of the Exchange and Tender Offer, and not withdraw or revoke such exchange unless the conditions set forth in Section 2 are not satisfied or this Agreement is terminated pursuant to Section 9 hereof, the aggregate principal amount of Notes set forth under the Holder’s name on the signature pages hereto (the “Holder’s Notes”) in the Exchange and Tender Offer on or prior to the expiration of the Exchange and Tender Offer pursuant to its terms (as the expiration date may be extended from time to time). Unless mutually agreed by the Company and the Holder, all terms and conditions of the Private Placement and any and all other Transaction Documents relating thereto shall be consistent with the terms and conditions set forth in the Private Placement Term Sheet (notwithstanding the non-binding nature of the Private Placement Term Sheet) and this Agreement, and in each case, shall be reasonably acceptable to the Holder and the Company. Subject to the immediately preceding sentence, upon the terms and subject to the conditions set forth in the Private Placement Term Sheet, this Agreement and such mutually acceptable terms provided in the Private Placement and the documents related thereto, in consideration of the promises and mutual covenants and agreements contained herein, the Holder hereby agrees to subscribe for not less than $2,284,000 of the New Notes and 5.71% of the Warrant Share Number (as defined in the Term Sheet) in the Private Placement, the closing of such subscription will be subject to the consummation of the Private Placement and subject to the terms and pursuant to the conditions to be set forth in the Private Placement. The Company hereby agrees, unless this Agreement is terminated pursuant to Section 9 hereof, to (a) accept such Holder’s Notes and to exchange such Holder’s Notes in the Exchange and Tender Offer subject and pursuant to the terms and conditions thereof, and (b) accept such Holder’s subscription for New Notes and Detachable Warrants in the Private Placement subject to the terms and pursuant to the conditions thereof, including upon exercise of rights to purchase additional New Notes and Detachable Warrants contemplated in the Private Placement Term Sheet.

2. Conditions. Subject to the provisions of the immediately following sentence, the Holder’s obligations under Section 1 of this Agreement and the Company’s acceptance of any

Notes exchanged by the Holder and issuance of New Notes in the Private Placement shall be subject to consummation of the exchange offer contemplated by the Exchange and Tender Offer and the Private Placement consistent with the terms and subject to the conditions set forth in the Term Sheet and the Private Placement Term Sheet, as applicable, and this Agreement and on terms and conditions reasonably acceptable to the Holder and the Company; provided that any amendment, modification or waiver of any terms or conditions of the Exchange and Tender Offer, the Private Placement or any other Transaction Document shall be reasonably acceptable to the Company and the Holder. The Holder’s obligations under Section 1 with respect to the Private Placement are contingent on the approval of the Company’s senior lenders under that certain Revolving Credit and Security Agreement dated as of September 16, 2011 among the Company, each other borrower thereunder, the lenders party thereto and PNC Bank National Association, as agent for the lenders (the “Credit Agreement” and the “Credit Agreement Consent”). The Company and the Holder acknowledge and agree that notwithstanding any provision of the Term Sheet, the Private Placement Term Sheet or this Agreement to the contrary, the Holder’s exchange of the Holder’s Notes for New Notes and the Company’s acceptance thereof (the “Holder’s Notes Exchange Obligation”) is not contingent on the consummation of the tender offer contemplated by the Exchange and Tender Offer or the consummation of the Private Placement.

3. Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:

(a) The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and the Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly executed and delivered by the Company. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect. The Company commenced the Exchange and Tender Offer on February 6, 2012 and obtained the approval of the Company’s senior lenders under the Credit Agreement as to the Exchange and Tender Offer, on February 6, 2012.

(c) Prior to the issuance of the New Notes and Detachable Warrants in accordance with the terms and conditions of the Transaction Documents relating thereto, the issuance of the New Notes and the Detachable Warrants shall be duly authorized and, upon their respective issuance, the New Notes and the Detachable Warrants shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. As of the time of issuance of the Detachable Warrants contemplated to be issued pursuant to the Private Placement Term Sheet, a number of shares of common stock, par value $.01 per share, of the Company (“Common Stock”) shall have been duly authorized and reserved for issuance which equals or exceeds the maximum number of shares of Common Stock issuable upon exercise of the Detachable Warrants, without taking into account any limitations on the exercise of the Detachable Warrants to be set forth in the Detachable Warrants. The shares of Common Stock issuable upon exercise of the Detachable Warrants will be registered for resale under the Securities Act of 1933 (as amended, the “Act”) consistent with terms and subject to the conditions set forth in the “Registration Rights” section of the Private Placement Term Sheet. Upon exercise of the Detachable Warrants, the shares of Common Stock issuable upon such exercise will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders of such shares of Common Stock being entitled to all rights accorded to a holder of Common Stock.

(d) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the New Notes, Detachable Warrants and shares of Common Stock issuable upon exercise of the Detachable Warrants) do not and will not: (i) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of the Company or any of its Subsidiaries; (ii) conflict with or violate any Law or Order applicable to the Company, any of its Subsidiaries or any of their respective assets or properties; (iii) subject to obtaining the Credit Agreement Consent, violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any security interest, pledge, mortgage, lien, claim, option, charge or other encumbrance on any of their respective assets or properties, except that the New Notes contemplated to be issued by the Term Sheet and the Private Placement Term Sheet will be secured and except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties may be bound, any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, except for any such consents, approvals, authorizations, Orders, actions, filings or notifications, to be obtained or made, as applicable, on or prior to the consummation of the Private Placement or the Exchange and Tender Offer, as applicable.

(f) There is no action, suit, proceeding, inquiry or investigation before or by any Government Authority, public board, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, that could reasonably be expected to prevent or otherwise impact the execution of any of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby or the performance of any of the covenants or obligations herein or therein.

(g) The information referred to on Exhibit D attached hereto is materially true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No less than $62.5 million aggregate principal amount of Notes, including those held by the Holder, have signed support agreements agreeing either to tender or exchange their Notes pursuant to the Exchange and Tender Offer.

(h) Neither the Holder nor anyone affiliated with the Holder has made any representations or warranties, express or implied, regarding the Holder, the Notes or any aspect of the transactions contemplated by this Agreement or any of the other Transaction Documents, except for the information contained in the Term Sheet, the Private Placement Term Sheet or as specifically, and not by implication, set forth in this Agreement or that will be set forth in the other Transaction Documents executed by the Holder, and the Company is not relying on any representation or warranty not contained in the Term Sheet, the Private Placement Term Sheet, this Agreement or any of the other Transaction Documents.

4. Representations and Warranties of the Holder; Acknowledgements and Undertakings of the Holder. The Holder represents and warrants to the Company as follows:

(a) The Holder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by the Holder. This Agreement is the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c) The Holder beneficially owns the aggregate principal amount of the Notes set forth on its signature page below, which are owned free and clear of any pledge, security interest, claim, lien or other encumbrance of any kind, except for ordinary course liens on the Notes by the Holder’s prime broker, which liens will be released on or prior to the consummation of the exchange by the Holder of the Holder’s Notes, and the Holder is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Act) in accordance with Regulation D.

(d) The Holder acknowledges that it has had the opportunity to obtain and review information reasonably requested by the Holder from the Company prior to executing this Agreement or entering into the transactions contemplated hereby. The Holder understands that in the event the Company agrees to disclose additional information to the Holder or to meet with the Holder, the Company may require that the Holder enter into one or more confidentiality agreements in a form that is reasonably acceptable to the Holder.

(e) The Holder is a sophisticated investor with knowledge and experience in business and financial matters, is accustomed to participating in transactions such as the Exchange and Tender Offer, and is able to negotiate the transactions contemplated by this Agreement and to evaluate its merits and risks.

(f) The Holder has conducted its own independent evaluation, made its own analysis and consulted with advisors as it has deemed necessary, prudent or advisable in order for the Holder to make its own determination and decision to enter into the transactions contemplated by this Agreement and to execute and deliver this Agreement. The Holder has adequate information to evaluate the transactions contemplated by this Agreement and has had the opportunity to discuss such information with its advisors. In entering into the transactions contemplated by this Agreement, the Holder is relying entirely upon such independent evaluation and analysis and consultation with its advisors, upon the truth and accuracy of the Company’s public filings and upon the information set forth on Exhibit D hereto and has not relied upon any other oral or written representations and warranties of any kind or nature by any of the Company or its affiliates, including controlling persons (collectively, the “Company Parties”) or anyone affiliated with the Company Parties, except for the information contained in the Term Sheet, the Private Placement Term Sheet, the Exchange and Tender Offer and Private Placement or as specifically set forth in this Agreement or in any other Transaction Documents. Except as set forth in the immediately preceding sentence, none of the Company Parties nor anyone affiliated with the Company Parties has made any representations or warranties, express or implied, regarding the Company, the New Notes or any aspect of the transactions contemplated by the Term Sheet, the Private Placement Term Sheet or this Agreement, except for the information contained in the Term Sheet, the Private Placement Term Sheet or as specifically, and not by implication, set forth in this Agreement or to be set forth in any of the other Transaction Documents, and the Holder is not relying on any representation or warranty not contained in the Term Sheet, the Private Placement Term Sheet, this Agreement or in any of the other Transaction Documents.

5. Covenants.

(a) Prior to the termination of this Agreement in accordance with Section 9 below (the “Termination Date”), the Holder will not withdraw or revoke any exchange or subscription contemplated by this Agreement unless (i) one or more of the conditions set forth in Section 2 hereof is not satisfied, unless the satisfaction of such condition is waived in writing by the Holder, (ii) the Exchange and Tender Offer or the Private Placement, as applicable, is terminated before its expiration or modified without the Holder’s prior written consent, or (iii) this Agreement is terminated in accordance with its terms.

(b) Prior to the Termination Date and subject to the terms and conditions of this Agreement and the other Transaction Documents, each of the Company and the Holder agrees not to, and the Company will cause its controlled affiliates not to, take, or cause to be taken, directly or indirectly, any action inconsistent with the consummation of, or any action opposing, the transactions contemplated by the Term Sheet and the Private Placement Term Sheet, including the Exchange and Tender Offer or Private Placement.

(c) Prior to the Termination Date, the Holder agrees that, without the Company’s prior written consent, it will not (i) except for ordinary course liens on Notes by the Holder’s prime broker, which liens will be released on or prior to the consummation of the exchange by the Holder of the Holder’s Notes, pledge, grant a security interest or otherwise encumber the Notes, or (ii) directly or indirectly, sell, assign, grant an option with respect to, transfer or otherwise dispose of any of the Holder’s Notes, in whole or in part, unless the transferee of such Notes agrees to be bound by the terms of this Agreement.

(d) The Company and the Holder agree that the Company shall not, without the prior written consent of the Holder, disclose the name of the Holder or amount of the Holder’s Notes held by the Holder (or its affiliates) or that the Holder has entered into this Agreement in any public manner, including in the Exchange and Tender Offer, or the Private Placement or any related press release; provided, however, that (i) the Company may disclose such name or amount to the extent that it is required to do so by the Securities and Exchange Commission, the Nasdaq National Market or The Financial Industry Regulatory Authority and (ii) the Company may disclose the aggregate percentage or aggregate principal amount of Notes held by holders of Notes who have signed support agreements with the Company agreeing to exchange or tender their Notes in the Exchange and Tender Offer or support the Private Placement (without naming such holders).

(e) Subject to the terms and conditions hereof, the Company agrees to negotiate and execute a securities purchase agreement with respect to the purchase of New Notes and Detachable Warrants pursuant to the Private Placement as contemplated by the Private Placement Term Sheet on terms reasonably acceptable to the Holder and the Company and to continue to negotiate in good faith with the Holder with respect to the Indenture (the “Indenture”) governing the New Notes and drafts of the other Transaction Documents, including, without limitation, those relating to the Exchange and Tender Offer and the Private Placement. The Company agrees that the Indenture shall be consistent with the Term Sheet and the Private Placement Term Sheet and contain other customary terms for publicly traded senior secured second liens notes and the Exchange and Tender Offer and Private Placement will be consistent with the Term Sheet and the Private Placement Term Sheet and contain such other terms and conditions as are customary, but notwithstanding anything to the contrary in this Agreement, all of the Transaction Documents shall be reasonably acceptable to the Holder and the Company. Notwithstanding the non-binding nature of the Private Placement Term Sheet, the Company hereby covenants and agrees to enter into a Registration Rights Agreement consistent with the terms and conditions set forth in the Private Placement Term Sheet.

(f) The Company agrees not to change any term or condition contemplated in any of the Term Sheet, the Private Placement Term Sheet, the Exchange and Tender Offer, the Private Placement or any other Transaction Document, except on terms and conditions reasonably acceptable to the Holder and the Company.

(g) In consideration of each Holder’s execution and delivery of this Agreement and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Holder and each subsequent holder of the New Notes or Detachable Warrants, and each of their respective directors, officers, stockholders, employees, partners, members, managers, representatives, attorneys, other professional advisors and agents and all of their respective heirs, successors, legal administrators, permitted assigns, and each Person who (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) controls any of the Holder and the officers, directors, agents and employees of any such controlling Person

(collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company herein or in any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained herein or in any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of any New Notes or Detachable Warrants, or (C) the status of the Holder or subsequent holder of the New Notes or Detachable Warrants as an investor in the Company pursuant to the transactions contemplated hereby or in any other Transaction Document. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The Company acknowledges and agrees that each and all of the Indemnitees shall be treated as third-party beneficiaries with rights to bring an action against the Company under this Section 5(g). However, the Company shall not be liable under clause (iii) of the foregoing indemnity and reimbursement agreement to the extent of any actions, causes of action, suit, claim, loss, cost, penalty, fee, liability and damage, or expense which is finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct, gross negligence or bad faith of the Indemnitee.

(h) No party hereto shall be liable to any other party for special, indirect, consequential or punitive damages, as opposed to direct or actual damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) to the extent any such claim arises out of, is in connection with, is a result of, or is in any way related to, this Agreement or any of the other Transaction Documents, except with respect to the indemnification of third party claims pursuant to Section 5(g) hereof.

(i) Each party shall use its reasonable best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided herein and in each of the other Transaction Documents.

(j) Notwithstanding the non-binding nature of the Term Sheet and the Private Placement Term Sheet, the Company hereby covenants and agrees to comply with the terms of the sections entitled “Expenses” in the Term Sheet and the Private Placement Term Sheet and to promptly satisfy all obligations contemplated therein.

(k) The Company agrees that each Person that enters into an agreement contemporaneously with the execution of this Agreement to exchange its Notes with the Company and consents to subscribe for any portion of the Private Placement, shall, except as otherwise agreed to by the Holder, execute an agreement with identical terms and provisions to the terms and provisions in this Agreement, except for the name of such person as the “Holder” under such identical agreement and the principal amount of Notes held by such Person specified on the signature page to such identical agreement and such agreement may not be altered, amended, or modified, and no terms or provisions of any such agreement may be waived by the Company, except with the Holder’s and the Company’s reasonable acceptance. The Company shall not enter into any agreement with any Person which would give any holder of Notes a right to exchange such holder’s Notes, other than pursuant to an agreement substantially in the form attached hereto as Exhibit B (the “Exchange Support Agreement”), unless otherwise agreed by the Holder. The Company shall not enter into any agreement with any Person which would give any holder of Notes a right to tender such holder’s Notes, other than pursuant to an agreement substantially in the form attached hereto as Exhibit C (the “Tender Support Agreement”), unless otherwise agreed by the Holder. Any such Exchange Support Agreement or Tender Support Agreement may not be altered, amended, or modified, and no terms or provisions of any such Exchange Support Agreement or Tender Support Agreement may be waived by the Company, except on terms reasonably acceptable to the Holder and the Company.

(l) The Company agrees, and shall provide in the Private Placement and any other applicable Transaction Documents, that no right to purchase securities in the Private Placement

(as set forth in the Private Placement Term Sheet) shall be assignable other than to one of more affiliates of the party granted such rights.

6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become binding only after the same is signed and delivered by or on behalf of each of the parties hereto.

7. Choice of Laws. The validity of this Agreement, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed and enforced in accordance with the internal laws of the State of New York without regard to conflicts of laws principles (but including and giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law).

8. Consent to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or any of the other Transaction Documents or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR IN CONNECTION WITH OR ARISING

OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

9. Termination of Agreement. Unless otherwise agreed to in writing by the Company and the Holder,

(a) The rights and obligations of the Company and the Holder under this Agreement shall terminate on the earlier to occur of:

(i) the later of (A) March 22, 2012, if the exchange offer contemplated by the Exchange and Tender Offer shall not have been consummated by such date or (B) if the registration of the securities with the Securities and Exchange Commission contemplated by the Exchange and Tender Offer has not become effective by such date, five days after such registration becomes effective; and

(ii) April 1, 2012 (the earlier of such dates, an “Expiration Date”); provided that the Holder shall have the right, in its sole discretion, by delivering a written notice to the Company, to extend any Expiration Date so long as this Agreement together with other agreements substantially similar to this Agreement representing (a) commitments to tender $6.5 million or more in aggregate principal amount of the Notes for exchange have not been terminated, and (b) commitments to purchase $25 million or more of the New Notes issued in the Private Placement have not been terminated.

(b) The Holder may, in its sole discretion, terminate this Agreement if the Company has violated or breached any representation, warranty or covenant of this Agreement or of any other Transaction Document or there shall have occurred a Company Material Adverse Effect (that has not been waived by the Holder).

(c) The Company may, in its sole discretion, (i) terminate this Agreement if less than $30 million in aggregate principal amount of Notes have been tendered for exchange in the Exchange and Tender Offer by the Expiration Date (as such date may be extended as provided above) or (ii) terminate the provisions of this Agreement solely relating to the Private Placement if this Agreement together with other agreements substantially similar to this Agreement representing commitments to purchase $25 million or more of New Notes pursuant to the Private Placement expire or are terminated. In addition, the Company may also terminate the provisions of this Agreement solely relating to the Private Placement if there shall have occurred a Company Material Adverse Effect.

Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement, the Holder’s Notes Exchange Obligation (unless the Holder indicates otherwise) and the obligations of the parties contained in Sections 5(g), 5(h), 5(j) and this Section 9 shall survive any such termination.

Other than as set forth in the immediately preceding paragraph, to the extent that the Agreement is terminated pursuant to the terms of this Agreement, any exchange of Notes by the Holder or its assignees in accordance with this Agreement, in connection with this Agreement and the transactions contemplated hereby shall be null and void.

10. Survival. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Transaction Documents.

11. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. The Company’s Right of Assignment. The parties hereto agree that the Company may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the Holder.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any party hereto shall survive this Agreement and shall continue in full force and effect irrespective of the terms hereof.

14. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Holder. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or similar documents entered into by another Person unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties entering into such Transaction Document or similar document.

17. No Waiver of Rights. All waivers hereunder must be made in writing, and the failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

18. Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that such other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

20. Conflict. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Term Sheet or the Private Placement Term Sheet,

the terms and conditions of this Agreement shall prevail and shall govern the rights, obligations and actions of the Company and the Holder.

21. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 21)

(a) If to the Company, to:

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Attention: Chief Financial Officer

Facsimile: (320) 587-1810

with a copy (which shall not constitute notice to the Company) to

Faegre Baker Daniels LLP

Facsimile: (612) 766-1600

Attention: Peggy S. Abram, Esq.

(b) If to the Holder, to:

Goldman Sachs Convertible Opportunities Master Fund, L.P.

c/o Liberty Harbor, LLC

1 American Lane

Greenwich, CT 06831

Facsimile: (646) 835-3510

Attention: Jonathan Lamm, Brendan McGovern

with a copy (which shall not constitute notice to the Holder) to:

Schulte Roth & Zabel

919 Third Avenue

New York, New York 10022

Facsimile: (212) 593-5955

Attention: Eleazer N. Klein, Esq.

Any of the foregoing addresses or facsimile numbers may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address or facsimile number shall be effective only upon receipt.

22. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Exchange and Tender Offer and the Private Placement and the transactions contemplated hereby.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, or any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Transaction Documents” means this Agreement, any documents or filings related to the Exchange and Tender Offer and the Private Placement, the Indenture, an intercreditor agreement to be entered into by and among the holders of New Notes and the lenders party to the Credit Agreement, the New Notes, the Detachable Warrants, the lock-up agreements contemplated by the Term Sheet, a securities purchase agreement with respect to purchase of the New Notes and the Detachable Warrants pursuant to the terms of the Private Placement, the Registration Rights Agreement contemplated by the Private Placement Term Sheet, a collateral agreement and any similar documents to be entered into in connection with the New Notes, and each of the other agreements entered into by any of the parties hereto in connection with the transactions contemplated by this Agreement and/or the Term Sheet and/or the Private Placement Term Sheet.

23. Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

*        *        *

Please evidence your agreement to the foregoing by executing and returning a copy of this Agreement.

Sincerely,

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ Wayne M. Fortun
Name:	Wayne M. Fortun
Title:	CEO

Accepted and Agreed to:

Goldman Sachs Convertible Opportunities Master Fund, L.P.

By: Goldman Sachs Convertible Opportunities GP, LLC

By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Authorized Signatory

Address:	1 American Lane
Greenwich, CT 06831

    $3,000,000.00

Principal Amount of 3.25% Convertible Subordinated Notes due 2026

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